EXHIBIT 3

ARTICLE VII
CAPITAL STOCK

Section 1.     Form and Execution of Certificates.  The shares of the Company shall be represented by certificates in such form as shall be approved by the Board of Directors, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of stock shall be uncertificated shares.  Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Company.  Every holder of stock represented by certificates shall be entitled to have a certificate signed by or in the name of the Company by the  Chairman or Vice Chairman of the Board of Directors or the President, or a Vice President, and by the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer certifying the number of shares owned by such holder in the Company.

A facsimile of the seal of the Company may be used in connection with the certificates of stock of the Company, and facsimile signatures of the officers named in this Section may be used in connection with said certificates.  In the event any officer whose facsimile signature has been placed upon a certificate shall cease to be such officer before the certificate is issued, the certificate may be issued with the same effect as if such person were an officer at the date of issue.

Section 2.    Record Ownerships.  Certificates, if any, shall be numbered appropriately.  With respect to all issued shares of the Company, whether certificated or uncertificated, the names of the owners, the number of shares and the date of issue shall be entered in the books of the Company.  The Company shall be entitled to treat the holder of record of any share of stock as the holder in fact thereof and accordingly shall not be bound to recognize any equitable or other claim to or interest in any share on the part of any other person, whether or not it shall have express or other notice thereof, except as required by Delaware law.

Section 3.    Transfer of Shares.  Upon surrender to the Company or to a transfer agent of the Company of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment, or authority to transfer, or, with respect to uncertificated shares, the delivery to the Company or to a transfer agent of the Company of a duly executed instrument evidencing succession, assignment, or authority to transfer, it shall be the duty of the Company, if it is satisfied that all provisions of law regarding transfers of shares have been duly complied with and subject to any applicable transfer restrictions thereon, to issue a new certificate to the person entitled thereto if such shares are to be certificated, cancel the old certificate, if any, and record the transaction upon its books.

Section 4.    Lost, Stolen or Destroyed Stock Certificates. Any person claiming a stock certificate in lieu of one lost, stolen or destroyed shall give the Company an affidavit as to such person's ownership of the certificate and of the facts which prove that it was lost, stolen or destroyed.  The person shall also, if required by the Treasurer or Secretary of the Company, deliver to the Company a bond, sufficient to indemnify the Company against any claims that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.  Any Vice President or the Secretary or any Assistant Secretary of the Company is authorized to issue such duplicate certificates or to authorize any of the transfer agents and registrars to issue and register such duplicate certificates.  Notwithstanding the foregoing, if the Board of Directors of the Company has determined that shares of the Company are to be uncertificated, then in lieu of issuing a duplicate certificate or certificates, such Vice President, or the Secretary or an Assistant Secretary may determine that such lost, stolen or destroyed shares shall be uncertificated and shall make a notation thereof in the records of the Company.

Section 5.   Regulations.  The Board of Directors from time to time may make such rules and regulations as it may deem expedient concerning the issue, transfer and registration of shares.

Section 6.   Transfer Agent and Registrar.  The Board of Directors may elect such transfer agents and registrars of transfers as it may deem necessary, and may require all stock certificates to bear the signature of either or both.